Exhibit 99.1

Alpine Immune Sciences Reports Third Quarter 2023 Financial Results
-- First clinical data with povetacicept presented at American Society of Nephrology Kidney Week support best-in-class potential and broad pipeline opportunity –
-- Company closed an oversubscribed $150 million equity offering to accelerate multiple development activities –
-- Multiple catalysts with povetacicept targeted in 2024 including initiation of pivotal IgAN and phase 2 lupus clinical trials --

SEATTLE, Washington - November 14, 2023 - Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading clinical-stage immunotherapy company focused on developing innovative treatments for autoimmune and inflammatory diseases, today reported financial results and company highlights for the third quarter ended September 30, 2023.

“The first presentation of clinical data in patients for povetacicept during a late-breaking session at the American Society of Nephrology (ASN) Kidney Week Meeting marked an important milestone in Alpine’s history. Based on continued strong support from investigators and key opinion leaders, we plan to advance povetacicept into a pivotal study in IgA nephropathy (IgAN) and a phase 2 study in systemic lupus erythematosus (SLE) in the second half of 2024,” said Mitchell Gold, MD, Executive Chairman and Chief Executive Officer of Alpine. “Following our data presentation, we executed a follow-on equity offering of $150 million to bolster our balance sheet. The additional capital enables us to further accelerate development activities, including povetacicept, across multiple autoantibody-related diseases.”

Dr. Gold continued, “These initial data and the subsequent follow-on offering set the stage for an active, catalyst-heavy 2024, with additional data expected in IgAN that will include longer term follow-up from our low-dose cohort and initial data from our high-dose cohort. In addition, we look forward to sharing initial data from povetacicept in autoimmune cytopenias. We believe povetacicept, which is a wholly-owned program, represents a unique, potentially best-in-class molecule and look forward to using our strong balance sheet to support a broad development plan across multiple indications.”
Third Quarter 2023 Highlights & Recent Updates
Highlights From Data Presented at the American Society of Nephrology (ASN) Kidney Week
•In IgAN, treatment with low-dose povetacicept, 80 mg subcutaneously (SC) every four weeks was associated with clinically meaningful improvements in proteinuria, with a 53.5% reduction from baseline in urine protein to creatinine ratio (UPCR; n=5) at 24 weeks. In addition, at 24 weeks, 4/5 (80%) had achieved remission, as defined as UPCR < 0.5 g/g and ≥ 50% reduction in UPCR from baseline with stable renal function (£ 25% reduction in eGFR from baseline).
•In IgAN, treatment with low-dose povetacicept was also associated with a >60% reduction in the key disease-related biomarker galactose-deficient IgA1 (Gd-IgA1), as well as stable renal function as assessed by estimated glomerular filtration rate (eGFR) (+7.1% from baseline at 24 weeks; n=5).
•The first participant with primary membranous nephropathy (pMN), also treated with povetacicept 80 mg subcutaneously (SC) every four weeks, achieved an immunological remission, defined as a reduction in the highly disease-relevant biomarker anti-PLA2R1 to an undetectable level, from a baseline of 209 to < 2 RU/mL by 22 weeks.
•Povetacicept has been well tolerated, with no reported administration-associated reactions, no instances of IgG < 3 g/L, and no severe infections.
•A higher dose of povetacicept, 240 mg SC every four weeks, continues to enroll, with initial data expected in first half of 2024.
•Link to the ASN poster: https://bit.ly/3SHhuDx
Highlights From Data Presented at the American Association of Neuromuscular & Electrodiagnostic (AANEM) Medicine Meeting
•In a model of murine experimental autoimmune myasthenia gravis (EAMG), povetacicept improved disease activity, with clinical scores superior to treatment with either the FcRn inhibitor efgartigimod or an anti-CD20 depleting antibody. It also reduced anti-AChR IgG autoantibodies and serum Ig isotypes, including IgM and IgA, superior to both comparator treatments.

•Link to the AANEM poster: https://bit.ly/3MrvlK2
Highlights From Data Presented at the American College of Rheumatology (ACR) Meeting
•In SLE patients, BAFF- and APRIL-related genes (i.e., BAFF, APRIL, TACI, and BCMA) were increased in myeloid lineage cells and B cells compared to healthy adults.
•Povetacicept, as compared to single BAFF or APRIL pathway inhibitors, more potently downregulated genes associated with activation in B cells.
•Povetacicept significantly reduced multiple disease parameters in a mouse model of lupus, more effectively than wild-type TACI-Fc or conventional B cell depletion.
•Link to povetacicept poster: https://bit.ly/3ssynXM
Third Quarter 2023 Financial Results
Cash Position and Runway: As of September 30, 2023, Alpine’s cash and investments totaled $227.2 million compared to $273.4 million as of December 31, 2022. The Company anticipates its current cash and investments, together with the $140.5 million in net proceeds after deducting discounts, commissions and estimated costs from the subsequently completed stock offering, are sufficient to fund planned operations into 2026.
Collaboration Revenue: For the three and nine months ended September 30, 2023, collaboration revenue was $10.0 million and $28.0 million, respectively, compared to $8.4 million and $27.3 million for the same periods in 2022. The increase in collaboration revenue over the three-month period relates primarily to increases of $3.5 million in Horizon revenue, largely as the result of our two ongoing Research Programs nearing completion during the 2023 period, whereas the lower revenue during the 2022 period resulted from services rendered in connection with only the first Research Program. These increases were offset by decreases in AbbVie revenue of $1.4 million primarily due to lower contributed employee hours. The increase in collaboration revenue for the nine months ended September 30, 2023, as compared to the prior year, primarily relates to increases in AbbVie revenue as the related clinical trial continues patient enrollment, and Horizon revenue for services rendered in connection with our two ongoing Research programs, whereas the lower Horizon revenue in the 2022 period was primarily the result of the completion of the Existing Program, followed by the commencement of the first additional research program.
Research and Development Expenses: For the three and nine months ended September 30, 2023, research and development expenses, inclusive of non-cash expenses, were $19.2 million and $58.0 million, respectively, compared to $17.6 million and $51.5 million for the same periods in 2022. The respective increases of $1.6 million and $6.5 million were primarily attributable to process development, manufacturing, higher clinical trial costs, as well as increases in personnel costs.
General and Administrative Expenses: For the three and nine months ended September 30, 2023, general and administrative expenses, inclusive of non-cash expenses, were $5.4 million and $15.8 million, respectively, compared to $4.6 million and $13.6 million for the same periods in 2022. The respective increases of $0.8 million and $2.3 million were primarily attributable to increases in personnel and legal costs.
Net Loss: Net loss for the three and nine months ended September 30, 2023, was $11.7 million and $38.1 million, respectively, compared to net losses of $13.3 million and $38.9 million for the same periods in 2022.

Alpine Immune Sciences, Inc.
Selected Condensed Consolidated Balance Sheet Data
(In thousands)
	September 30, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$18,981	$13,376
Short-term investments	174,472	224,265
Total current assets	197,415	240,993
Long-term investments	33,502	35,481
Total assets	240,547	286,686
Total current liabilities	51,818	57,996
Total stockholders’ equity	161,631	179,420
Total liabilities and stockholders’ equity	240,547	286,686

Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) Data
(In thousands, except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)
Collaboration revenue	$10,043	$8,367	$28,023	$27,288
Operating expenses:
Research and development	19,150	17,589	57,972	51,487
General and administrative	5,443	4,610	15,848	13,579
Total operating expenses	24,593	22,199	73,820	65,066
Loss from operations	(14,550)	(13,832)	(45,797)	(37,778)
Other income (expense):
Interest income	2,891	664	7,837	1,123
Interest expense	—	(105)	(98)	(389)
Other, net	(63)	—	(86)	(72)
Loss before taxes	(11,722)	(13,273)	(38,144)	(37,116)
Income tax expense	—	—	—	(1,782)
Net loss	$(11,722)	$(13,273)	$(38,144)	$(38,898)
Comprehensive income (loss):
Unrealized gain (loss) on investments	170	(307)	677	(1,385)
Unrealized (loss) gain on foreign currency translation	(60)	7	(96)	(11)
Comprehensive loss	$(11,612)	$(13,573)	$(37,563)	$(40,294)
Weighted-average shares used to compute basic and diluted net loss per share	49,222,344	31,574,358	48,286,203	31,559,886
Basic and diluted net loss per share	$(0.24)	$(0.42)	$(0.79)	$(1.23)

About Povetacicept (ALPN-303)
Povetacicept (ALPN-303) is a dual antagonist of the BAFF (B cell activating factor) and APRIL (a proliferation inducing ligand) cytokines, which play key roles in pathogenesis of multiple autoimmune diseases via their roles in the activation, differentiation and/or survival of B cells, particularly antibody-secreting cells, as well as T cells and innate immune cells. Based upon an engineered TACI (transmembrane activator and CAML interactor) domain, povetacicept has exhibited greater potency in preclinical studies versus other inhibitors of BAFF and/or APRIL alone and B cell depletion. Povetacicept is in development for multiple autoimmune diseases, including IgA nephropathy and other autoimmune kidney diseases, systemic lupus erythematosus, and autoimmune cytopenias.

About RUBY-3
RUBY-3 (NCT05732402) is a multiple ascending dose, multi-cohort, open label, phase 1b/2a study of povetacicept in autoimmune glomerulonephritis, where povetacicept is being administered subcutaneously for up to 48 weeks. Key endpoints include proteinuria, eGFR, renal response, and disease-related autoantibodies.
About RUBY-4
RUBY-4 (NCT05757570) is a multi-cohort, open label, phase 1b study of povetacicept in immune thrombocytopenia, autoimmune hemolytic anemia, and cold agglutinin disease, where povetacicept is being administered subcutaneously for up to 48 weeks. Key endpoints include respective blood cell counts, including durable responses, as well as disease-related autoantibodies.

About Alpine Immune Sciences
Alpine Immune Sciences is committed to leading a new wave of immune therapeutics. With world-class research and development capabilities, a highly productive scientific platform, and a proven management team, Alpine is seeking to create first- or best-in-class multifunctional immunotherapies via unique protein engineering technologies to improve patients’ lives. Alpine has entered into strategic collaborations with leading global biopharmaceutical companies and has a diverse pipeline of clinical and preclinical candidates in development. For more information, visit www.alpineimmunesciences.com. Follow @AlpineImmuneSci on X and LinkedIn.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding our platform technology and potential therapies; the timing of and results from clinical trials and preclinical development activities; clinical and regulatory objectives and the timing thereof; expectations regarding the sufficiency of cash, cash equivalents, restricted cash, and investments, along with proceeds from our November 2023 follow-on equity offering, to fund our planned operations into 2026; our ability to achieve additional milestones in our collaborations and proprietary programs; the progress and potential of our development programs; future development plans and clinical and regulatory milestones and objectives, including the timing and achievement thereof; the efficacy of our clinical trial designs; anticipated enrollment in our clinical trials and the timing thereof; expectations regarding the anticipated reporting of data from our ongoing and planned clinical trials and potential publication of future clinical data; our ability to potentially advance povetacicept directly into a pivotal trial in 2024 as well as a phase 2 study in systemic lupus erythematosus, pending engagement with and approval of the Food and Drug Administration; and the potential efficacy, safety profile, addressable market, regulatory success and commercial or therapeutic potential of our product candidates. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “intend,” and other similar expressions, among others. These forward-looking statements are based on current assumptions that involve risks, uncertainties, and other factors that may cause actual results, events, or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our ongoing discovery and preclinical efforts may not yield additional product candidates; our discovery stage and preclinical programs may not advance into the clinic or result in approved products; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; we may not achieve additional milestones in our proprietary or partnered programs; the impact of competition; adverse conditions in the general domestic and global economic markets; we may be unable to advance povetacicept directly into a pivotal trial or a phase 2 study in systemic lupus erythematosus in 2024; the impact of pandemics, or other related health crises on our business, research and clinical development plans and timelines and results of operations, including the impact on our clinical trial sites, collaborators, and contractors who act for or on our behalf; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The RUBY and Alpine logos are registered trademarks of Alpine Immune Sciences, Inc. in various jurisdictions.

Source: Alpine Immune Sciences, Inc.

Investor and Media Contact:
Temre Johnson
Alpine Immune Sciences, Inc.
ir@alpineimmunesciences.com
media@alpineimmunesciences.com